                                                                Exhibit 99.1



                            US ENERGY SYSTEMS, INC.
-------------------------------------------------------------------------------
         515 N. Flagler Drive, Suite 202 * West Palm Beach, FL 33401 *
                      (561) 820-9779 * Fax (561) 820-9775


FOR IMMEDIATE RELEASE

Date:           August 19, 1997
Contact:        Diane E. Carey
                (561) 820-9779, Fax: (561) 820-9775



 US ENERGY SYSTEMS, INC. COMPLETES ACQUISITION OF AMERICAN ENVIRO-SERVICE, INC.



West Palm Beach, FL -- August 19, 1997. U.S. Energy Systems, Inc. (Nasdaq Symbol
USEY) announced today that it has successfully completed the acquisition of American Enviro-Services, Inc. of Newburgh, Indiana, which provides multifaceted environmental services primarily in the Midwestern United States. American Enviro-Services, Inc. will continue to operate as a wholly owned subsidiary of U.S. Energy Systems, Inc., and will be the nucleus of a new division called USE-Environmental. The value of the transaction is approximately $3 million.

American Enviro-Services is the leading company in its region in the collection and recycling of used motor and industrial oils. The company's end product is on-specification fuel used in industrial furnaces, boilers, and electric cogeneration systems. In addition to its recycled oil operation, American Enviro-Services provides industrial waste water treatment and 24-hour Emergency Response services throughout the Midwestern United States. American Enviro-Services also provides complete environmental consulting including full scale project development and engineering services, underground tank removal and installation, bioremediation, as well as Phase I, II and III environmental assessments.

U.S. Energy Systems, Inc. develops, owns and operates cogeneration and independent power projects throughout the United States. At present it owns interests in plants in Utah, New Hampshire and Nevada, and is in the process of developing and/or acquiring additional power plants in several other states and the Caribbean. The Company is also participating in the development of a large district heating facility, known as Reno Energy, which will utilize geothermal heat to serve parts of the city of Reno, Nevada.

In announcing the closing of the transaction, U.S. Energy Systems' President and CEO Richard H. Nelson stated, "Independent power production and concern for the environment must be inseparable. Those who will succeed in the new era of electric utility deregulation will be those who do not simply adhere to the environmental rules and regulations, but who pro-actively seek to enhance the environment. I strongly believe our new division will allow us to do that."